Exhibit 4.1

INDENTURE

ALH FINANCE LLC

(to be merged with and into Alliance Laundry Systems LLC)

and

ALH FINANCE CORPORATION

(to be merged with and into Alliance Laundry Corporation)

as

Issuers

8½% SENIOR SUBORDINATED NOTES DUE 2013

Dated as of January 27, 2005

THE BANK OF NEW YORK TRUST COMPANY, N.A., as

Trustee

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4.5	Taxes	46
4.6	Stay, Extension and Usury Laws	46
4.7	Restricted Payments	46
4.8	Dividend and other Payment Restrictions Affecting Subsidiaries	50
4.9	Incurrence of Indebtedness and Issuance of Preferred Stock	51
4.10	Asset Sales	55
4.11	Transactions With Affiliates	56
4.12	Liens	58
4.13	Business Activities	58
4.14	Corporate Existence	58
4.15	Offer to Repurchase upon Change of Control	58
4.16	No Senior Subordinated Debt	59
4.17	Limitation on Issuances of Guarantees of Indebtedness	60
4.18	Payments for Consent	60

ARTICLE V SUCCESSORS		60

5.1	Merger, Consolidation, or Sale of Assets	60
5.2	Successor Corporation Substituted	61

ARTICLE VI EVENTS OF DEFAULT		62

6.1	Events of Default	62
6.2	Acceleration	63
6.3	Other Remedies	63
6.4	Waiver of Past Defaults	64
6.5	Control By Majority	64
6.6	Limitation on Suits	64
6.7	Rights of Holders of Notes to Receive Payment	64
6.8	Collection Suit by Trustee	65
6.9	Trustee May File Proofs of Claim	65
6.10	Priorities	65
6.11	For Costs	66

ARTICLE VII TRUSTEE		66

7.1	Duties of Trustee	66
7.2	Rights of Trustee	67
7.3	Individual Rights of Trustee	68
7.4	Trustees Disclaimer	68
7.5	Notice of Defaults	68
7.6	Reports by Trustee to Holders of the Notes	69
7.7	Compensation and Indemnity	69
7.8	Replacement of Trustee	70
7.9	Successor Trustee by Merger, Etc.	71
7.10	Eligibility; Disqualification	71
7.11	Preferential Collection of Claims Against Company	71

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7.12	Other Capacities	71

ARTICLE VIII LEGAL DEFEASANCE AND COVENANT DEFEASANCE		71

8.1	Option to Effect Legal Defeasance or Covenant Defeasance	71
8.2	Legal Defeasance and Discharge	71
8.3	Covenant Defeasance	72
8.4	Conditions to Legal or Covenant Defeasance	72
8.5	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions	73
8.6	Repayment to Issuers	74
8.7	Reinstatement	74

ARTICLE IX AMENDMENT, SUPPLEMENT AND WAIVER		74

9.1	Without Consent of Holders of Notes	74
9.2	With Consent of Holders of Notes	75
9.3	Compliance With Trust Indenture Act	76
9.4	Revocation and Effect of Consents	77
9.5	Notation on or Exchange of Notes	77
9.6	Trustee to Sign Amendments, Etc.	77

ARTICLE X SUBORDINATION		77

10.1	Agreement to Subordinate	77
10.2	Certain Definitions	77
10.3	Liquidation; Dissolution; Bankruptcy	77
10.4	Default on Designated Senior Debt	78
10.5	Acceleration of Notes	78
10.6	When Distribution Must be Paid Over	79
10.7	Notice by Issuers	79
10.8	Subrogation	79
10.9	Relative Rights	79
10.10	Subordination May Not be Impaired by Issuers or Guarantors	80
10.11	Distribution or Notice to Representative	80
10.12	Not to Prevent Events of Default or Limit Right to Accelerate	80
10.13	Rights of Trustee and Paying Agent	80
10.14	Authorization to Effect Subordination	80
10.15	Amendments	81
10.16	Trustee’s Compensation Not Prejudiced	81
10.17	Reliance on Judicial Order or Certificate of Liquidating Agent	81
10.18	Trustee Not Fiduciary for Holders of Senior Debt	81

ARTICLE XI GUARANTEE		81

11.1	Unconditional Guarantee	81
11.2	Severability	82
11.3	Limitation of Guarantor’s Liability	82

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11.4	Contribution	82
11.5	Subordination of Subrogation and Other Rights	83
11.6	Company Guarantee of ALC Obligations	83

ARTICLE XII SUBORDINATION OF GUARANTEE; SATISFACTION AND DISCHARGE		83

12.1	Guarantee Obligations Subordinated to Senior Debt	83
12.2	Satisfaction and Discharge	83
12.3	Application of Trust Funds	84
12.4	Repayment to Company	84
12.5	Reinstatement	85

ARTICLE XIII MISCELLANEOUS		85

13.1	Trust Indenture Act Controls	85
13.2	Notices	85
13.3	Communication by Holders of Notes With Other Holders of Notes	86
13.4	Certificate and Opinion as to Conditions Precedent	86
13.5	Statements Required in Certificate or Opinion	87
13.6	Rules by Trustee and Agents	87
13.7	No Personal Liability of Directors, Officers, Employees and Shareholders	87
13.8	Governing Law	87
13.9	No Adverse Interpretation of Other Agreements	87
13.10	Successors	87
13.11	Severability	88
13.12	Counterpart Originals	88
13.13	Table of Contents, Headings, Etc.	88
13.14	Benefits of Indenture	88
13.15	Legal Holidays	88

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EXHIBITS:

A	Form of Note
B	Form of Certificate of Transfer
C	Form of Certificate of Exchange
D	Form of Supplemental Indenture

v

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
312(a)	2.5
(b)	13.3
(c)	13.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6, 7.7
(c)	7.6 13.2
(d)	7.6
314(a)	4.3; 13.2
(b)	10.2
(c)(1)	13.4
(c)(2)	13.4
(c)(3)	N.A.
(e)	13.5
(f)	N.A.
315(a)	7.1
(b)	7.5 13.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	2.12
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	13.1
(b)	N.A.
(c)	13.1

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

vi

INDENTURE dated as of January 27, 2005 among ALH Finance LLC, a Delaware limited liability company (to be merged with and into Alliance Laundry Systems LLC), ALH Finance Corporation, a Delaware corporation (to be merged with an into Alliance Laundry Corporation), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

For purposes of this Indenture, (i) “Company” refers to (a) ALH Finance LLC prior to the consummation of the First Merger and (b) Alliance Laundry Systems LLC, a Delaware limited liability company upon and following consummation of the First Merger, (ii) “ALC” refers to (a) ALH Finance Corporation prior to the consummation of the Second Merger and (b) Alliance Laundry Corporation, a Delaware corporation upon and following consummation of the Second Merger and (iii) “Issuers” refers to the Company and ALC.

Upon the consummation of the Initial Mergers, Alliance Laundry Systems LLC, a Delaware limited liability company, Alliance Laundry Corporation, a Delaware corporation, and Alliance Laundry Holdings LLC, a Delaware limited liability company, will enter into a supplemental indenture to this Indenture (the “Supplemental Indenture”), in the form and substance of Exhibit D hereto, pursuant to which they will become a party to this Indenture.

The Issuers and the Trustee agree as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Initial Notes, the Additional Notes and the Exchange Notes (in each case as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

1.1	Definitions.

“Acquired Debt” means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by ALH of the equity interests of the Parent pursuant to a unit purchase agreement, dated December 7, 2004 (the “Unit Purchase Agreement”), including (i) the acquisition by members of Systems LLC’s senior management of approximately $7.4 million of newly issued shares of common stock of ALH, and the acquisition by Systems LLC’s other management employees of approximately $2.3 million of newly issued shares of common stock of ALH in exchange for equity interests in the Parent and cash and (ii) the equity contribution to ALH of approximately $107.3 million by Ontario Teachers’ Pension Plan Board.

“Additional Assets” means: (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Interest” means all additional interest on the Notes then owing pursuant to a Registration Rights Agreement.

“Additional Notes” means 8½% Senior Subordinated Notes due 2013 of the Issuers issued in compliance with and under this Indenture after the Issue Date and having identical terms to the Initial Notes or the Exchange Notes.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

(ii) provision for taxes, including foreign withholding taxes to the extent paid, based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(v) any non-recurring fees, expenses or charges deducted in such period in computing Consolidated Net Income including, without limitation, closing fees, costs and expenses incurred in connection with Qualified Securitization Transactions, including the Asset-Backed Entities; plus

(vi) the difference between (a) the interest and fees earned on equipment promissory notes sold to special-purpose bankruptcy remote entities less interest expense payable to note Holders of such entities less collection and administrative expenses associated with said promissory notes and (b) the gain on sale accounting resulting from the sale of promissory notes to such entities in accordance with GAAP; plus

(vii) fees in respect of the Bain Capital Partners LLC’s (formerly known as Bain Capital, Inc.) Advisory Agreement dated May 5, 1998; plus

(viii) Transaction Costs; plus

(ix) payments made and fees paid on or about the Issue Date under executive management closing bonus agreements in an aggregate amount not to exceed $6,176,100 and payments under post-closing executive management retention bonus agreements in an aggregate amount not to exceed $2,320,000; minus

(x) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

Adjusted EBITDA shall exclude the amortization of debt issuance costs.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar, authenticating agent or securities custodian.

“ALH” means ALH Holding Inc., a Delaware corporation, or any corporation as successor thereto.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear or Clearstream, as the case may be, that apply to such transfer or exchange.

“Asset Sale” means: (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business; and (ii) the sale by the Company or the issue or sale by any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for Net Proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described in Section 4.7 or a Permitted Investment; (iv) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (v) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry; (vi) the licensing of intellectual property; (vii) disposals or replacements of obsolete, uneconomical, negligible, worn out or surplus property in the ordinary course of business; (viii) sales of, and other transfers of interests in, equipment loans on a non-recourse basis to a third party in an amount at least equal to 75% of the fair market value thereof; (ix) sales of receivables, equipment loans and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including consideration in the amount specified in the proviso to the definition of Qualified Securitization Transaction; (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets; (xi) the grant of any Liens not prohibited by this Indenture; (xii) the sale or other disposition of cash or Cash Equivalents; and (xiii) any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole subject to the provisions of this Indenture described in Section 4.15 hereof and/or the provisions described in Section 5.1 hereof and not to the provisions of this Indenture described in Section 4.10 hereof.

“Asset-Backed Entities” means, collectively, Alliance Laundry Equipment Receivables 2002 LLC, Alliance Laundry Equipment Receivables Trust 2002-A, Alliance Laundry Equipment Receivables LLC and Alliance Laundry Equipment Receivables Trust 2000-A.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means: (i) with respect to a corporation, the board of directors of the corporation; (ii) with respect to a limited liability company, the board of managers of the company or, if the limited liability company is owned or managed by a single entity, the board of directors or other governing body of such entity; (iii) with respect to Systems LLC and the Parent, the board of directors of ALH or any successor corporation thereto; (iv) with respect to a partnership, the board of directors of the general partner of the partnership; and (v) with respect to any other Person, the board of directors or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person or the general partner, in the case of a limited partnership, or member, in the case of a limited liability company, of such Person (or, if such Person is a partnership, one of its general partners) to have been duly adopted by the Board of Directors of such Person or the general partner, in the case of a limited partnership, or member, in the case of a limited liability company, of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, with respect to any Person, the sum of (x) up to 90% of the net book value of the non-affiliated accounts receivable of such Person in accordance with GAAP and (y) up to 60% of the net book value of the inventory of such Person in accordance with GAAP.

“Broker-Dealer” has the meaning set forth in a Registration Rights Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means: (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having a rating of at least A-2 or the equivalent thereof by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within one year after the date of acquisition; (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition; and (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation.

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), whether or not otherwise in compliance with the provisions of this Indenture (other than the Principals and their Related Parties); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) prior to the first Public Equity Offering, the Principals cease to be the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than the number of shares; (iv) on the date of or after the first Public Equity Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth to it in the preamble to this Indenture.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof; (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or similar distribution is actually made and not otherwise included in Consolidated Net Income of such Person; (iii) the cumulative effect of a change in accounting principles shall be excluded; and (iv) the Net

Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated by a Principal pursuant to the Stockholders Agreement, dated January 27, 2004, among ALH, the Parent, Ontario Teachers’ Pension Plan Board and the other parties named therein.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.2 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Senior Debt” means (i) any Indebtedness outstanding under the Senior Credit Facility and (ii) any other Senior Debt permitted under this Indenture the principal amount of which is $25.0 million or more and that has been designated in the instrument governing such Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Issuers to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.7 hereof.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any offering of Qualified Capital Stock of the Company or any Parent Entity after the Issue Date (other than any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities electing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the 8 ½% Senior Subordinated Notes due 2013 to be issued by the Issuers upon the expiration of an Exchange Offer pursuant to the terms of a Registration Rights Agreement containing terms substantially identical to the Initial Notes (except that (i) the transfer restrictions thereon shall be eliminated (other than as may be imposed by state securities laws) and (ii) there will be no provision for the payment of Additional Interest).

“Exchange Offer” means, subject to the terms of a Registration Rights Agreement, the offer by the Issuers to the Holders of the opportunity to exchange their Initial Notes (or Additional Notes) for Exchange Notes pursuant to a registration statement filed with the Commission.

“Exchange Offer Registration Statement” has the meaning set forth for such term in a Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Issue Date, until such amounts are repaid.

“First Merger” means the merger of ALH Finance LLC with and into Alliance Laundry Systems LLC, with Alliance Laundry Systems LLC as the surviving entity; provided that such merger shall occur substantially concurrent with the Issue Date.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Adjusted EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than ordinary working capital borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, Adjusted EBITDA and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to: (i) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date as if such transaction had occurred on the first day of the four-quarter reference period; and (ii) the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) to the extent that interest in respect of such interest expense is payable by such Person; and (iv) all dividends, whether paid or accrued and (whether or not in cash) on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person. Fixed Charges shall exclude the amortization of debt issuance costs.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.6(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means one or more global notes deposited with or on behalf of, and registered in the name of, the Depositary or its nominee and issued in accordance with Sections 2.1 and 2.7 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means each of (i) the Parent Guarantee and (ii) each Subsidiary Guarantee.

“Guarantors” means, upon the consummation of the Initial Mergers, each of (i) the Parent and (ii) each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) any commodity future contract, commodity option or other similar agreement or arrangement, and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” means any Person (which may include the Depositary or its nominee) in whose name the Notes are registered.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations or all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends), if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person (but excluding, with respect to Indebtedness of a Securitization Entity, any Limited Originator Recourse or Standard Securitization Undertakings that might be deemed to constitute guarantees). The amount of any Indebtedness outstanding as of any date shall be: (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; (iii) in the case of any Disqualified Stock of such Person or any Guarantor or preferred stock of a Restricted Subsidiary that is not a Guarantor, the repurchase price calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to this Indenture; provided that if such Disqualified Stock or preferred stock is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Stock or preferred stock; (iv) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured; (v) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation; and (vi) in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off). For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Mergers” means the First Merger and the Second Merger; provided that such mergers shall occur substantially concurrent with the Issue Date.

“Initial Notes” means the $150.0 million aggregate principal amount of 8½% Senior Subordinated Notes due 2013 issued by the Issuers on the Issue Date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.7 hereof.

“Issue Date” means the date on which the Notes are originally issued under this Indenture.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuers and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Leverage Ratio”, as of any date of determination, means the ratio of (i) the sum of the aggregate outstanding Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) Adjusted EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of calculation; provided, however, that:

(1) if such Person or any of its Restricted Subsidiary:

(a) has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or will be incurred on such date of determination, Indebtedness at the end of such period, Adjusted EBITDA for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of calculation (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness and Adjusted EBITDA for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of new refinancing Indebtedness, as if such discharge had occurred on the first day of such period; and

(2) if since the beginning of such period such Person or any of its Restricted Subsidiaries will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business:

(a) Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Proceeds of such Asset Sale and the assumption of Indebtedness by the transferee; and

(b) the Adjusted EBITDA for such period will be reduced by an amount equal to the Adjusted EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Adjusted EBITDA (if negative) directly attributable thereto for such period.

In addition, for purposes of making the computation referred to above, Adjusted EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of calculation as if such transaction had occurred on the first day of the four-quarter reference period; and

(2) the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of calculation, shall be excluded.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of such Person consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Limited Originator Recourse” means a reimbursement obligation of the Company or a Restricted Subsidiary in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Entity under a facility for the securitization of the financing of receivables, equipment loans and leases and related assets (including contract rights); provided that the available amount of any such form of credit enhancement at any time shall not exceed 13.0% of the principal amount of such Indebtedness or the aggregate amount payable at such time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Debt under one or more of the Company’s Senior Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, in any case other than Standard Securitization Undertakings and Limited Originator Recourse; and (ii) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries other than Standard Securitization Undertakings and Limited Originator Recourse.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means The Bank of New York Trust Company, N.A., as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes issued under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Initial Notes by the Issuers.

“Offering Memorandum” means the Offering Memorandum relating to the Notes and dated January 20, 2004, as amended or supplemented.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Issuers, which complies with the provisions of Section 13.5 hereof.

“144A Global Note” means one or more global notes in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall represent the aggregate principal amount of the Notes sold in reliance on Rule 144A.

“Opinion of Counsel” means a written opinion from legal counsel which meets the requirements of Section 13.5 hereof. The counsel may be an employee of or counsel to the Issuers.

“Parent” means Alliance Laundry Holdings LLC, a Delaware limited liability company, or any corporation as successor thereto.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Parent Guarantee” means, upon the effectiveness of the Supplemental Indenture, the guarantee on an unsecured senior subordinated basis by the Parent of all obligations of the Issuers under the Notes and this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Permitted Business” means the lines of business conducted by the Company and its Subsidiaries on the Issue Date and businesses that are incidental or reasonably similar, ancillary or related thereto or which constitute a reasonable extension or expansion thereof.

“Permitted Investments” means: (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents and, with respect to any Foreign Subsidiary (or foreign operations), such local currencies held by it (or in connection with such operations) from time to time in the ordinary course of business; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (x) such Person becomes a Restricted Subsidiary of the Company or (y) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) any Investment made as a result of (a) receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or (b) the sale of inventory resulting in Investments to be sold or transferred in connection with a Qualified Securitization Transaction; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) Hedging Obligations permitted by Section 4.9 hereof; (vii) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; (viii) workers’ compensation, utility, lease and similar pledges, deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business; (ix) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (x) any Investment in existence on the Issue Date; (xi) pledges or deposits otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12 hereof; (xii) Investments represented by guarantees that are otherwise permitted under this Indenture; and (xiii) other Investments in any Person, including any joint venture, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xiii) that are at the time outstanding, not to exceed the greater of (a) $15.0 million and (b) 7.5% of Total Assets.

“Permitted Junior Securities” means (i) Equity Interests in any Issuer or any Guarantor or (ii) debt securities of any Issuer or any Guarantor that are subordinated to all Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to Senior Debt pursuant to this Indenture, and such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the Holders of such securities than those in effect with respect to the Notes on the Issue Date.

“Permitted Liens” means (i) Liens securing Senior Debt (including Senior Credit Facilities); (ii) Liens in favor of the Company and any Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other kinds of social security, including any Lien securing letters of credit issued in the ordinary course of business, or to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition; (vii) Liens existing on the Issue Date; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (x) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (xi) easements, rights-of-way, building and zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or such Subsidiaries; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit; (xii) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity or pledges of Equity Interests of Securitization Entities to support the Indebtedness thereof, in either case incurred in connection with a Qualified Securitization Transaction; (xiii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (xiv) Liens on assets of Guarantors to secure Senior Debt of such Guarantors that were permitted by this Indenture to be incurred; (xv) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (xvi) any interest or title of a lessor under any Capital Lease Obligation; (xvii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xviii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; (xx) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under this Indenture; (xxi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries; (xxii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xxiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xxiv) Liens securing Indebtedness under Currency Agreements; and (xxv) Liens securing Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries incurred in reliance on clause (iii) of the second paragraph of Section 4.9 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the underwriting discounts, premiums, fees and other reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms, in the good faith judgment of the Board of Directors of the Company, at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock; and (iv) such Indebtedness is incurred either by the Company, a Subsidiary Guarantor or by a Restricted Subsidiary that is not a Guarantor and who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such person over the holder of the other Capital Stock issued by such Person.

“Principals” means (a) Ontario Teachers’ Pension Plan Board and its respective affiliates and (b) the executive officers of the Company as of the Issue Date.

“Private Placement Legend” means the legend set forth in Section 2.6(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Equity Offering” means an underwritten public offering of common stock of the Company or any Parent Entity pursuant to an effective registration statement under the Securities Act (but excluding in any event any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Permitted Business (excluding Permitted Investments made in Persons other than Restricted Subsidiaries pursuant to clause (v) of the definition of “Permitted Investments”) by the Company or any Restricted Subsidiary of the Company and (iv) the Capital Stock of any Person engaged in a Permitted Business that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or any Restricted Subsidiary of the Company.

“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables or equipment loans and leases (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables and equipment loans and leases, all contracts and contract rights and all Guarantees or other obligations in respect of such receivables and equipment loans and leases, proceeds of such receivables and equipment loans and leases and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables, equipment loans and leases and equipment (collectively, “transferred assets”); provided that in the case of any such transfer by the Company or any of its Restricted Subsidiaries, the transferor receives cash or property equal to the fair market value thereof.

“Registration Rights Agreement” means (a) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement, dated as of the date hereof, among the Issuers and the Initial Purchasers, as supplemented by any joinder agreement and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuers, the Guarantors and the Persons purchasing such Additional Notes under the related purchase agreement.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as the case may be.

“Regulation S Permanent Global Note” means a permanent global note bearing the Global Note Legend and the Private Placement Legend and deposited with, or on behalf of, and registered in the name of, the Depositary or its nominee, that shall equal the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means one or more global notes bearing the Global Note Legend, the Temporary Global Note Legend and the Private Placement Legend and deposited with, or on behalf of, and registered in the name of, the Depositary or its nominee, that shall represent the aggregate principal amount of the Notes sold in reliance on Regulation S.

“Related Party” with respect to any Principal means (A) any controlling stockholder, 60% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 60% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

“Representative” means the indenture trustee or other trustee, agent or representative for any Senior Debt.

“Responsible Officer” means, when used with respect to the Trustee, an officer within the Corporate Trust Office of the Trustee (or any successor unit, department or division of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day restricted period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company (other than any Securitization Entities) shall be Restricted Subsidiaries.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Second Merger” means the merger of ALH Finance Corporation with and into Alliance Laundry Corporation, with Alliance Laundry Corporation as the surviving entity; provided that such merger shall occur substantially concurrent with the Issue Date.

“Securities” means the Notes and the Guarantees issued under this Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers receivables, equipment loans and leases and related assets) that engages in no activities other than in connection with the financing of receivables or equipment loans and leases and related assets and that is designated by the Board of Directors of the Company as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse; (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than (i) contracts for the sale by the Company and/or any such Restricted Subsidiary of receivables, equipment loans and leases and related assets without recourse (other than Standard Securitization Undertakings and Limited Originator Recourse) and (ii) other contracts, agreements, arrangements and understandings on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and (c) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions; provided that the Asset-Backed Entities shall be deemed Securitization Entities without any such designation or further action by the Board of Directors of the Company.

“Senior Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities or indentures with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), other Indebtedness or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced or refinanced or otherwise restructured (including an increase in the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuers as additional borrowers or guarantors thereunder) in whole or in part from time to time.

“Senior Credit Facility” means that certain Senior Credit Facility, dated as of the Issue Date, by and among the Company and Lehman Commercial Paper Inc., as administrative agent, providing for up to $50.0 million of revolving credit borrowings and up to $200.0 million of term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, extended, replaced or refinanced or otherwise restructured (including an increase in the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuers as additional borrowers or guarantors thereunder) from time to time.

“Senior Debt” means (1) all Indebtedness outstanding under Senior Credit Facilities and all Hedging Obligations with respect thereto, (2) any other Indebtedness of the Issuers, the Parent or any Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes, the Parent Guarantee and the Guarantees and (3) all Obligations of the Issuers and any Guarantor with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any Indebtedness of any Issuer or any Guarantor which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to any Issuer or any Guarantor, (b) any liability for federal, state, local or other taxes owed or owing by the Issuers, (c) any Indebtedness of the Company or any Guarantor to any of their employees, Subsidiaries or other Affiliates, (d) any trade payable, (e) Capital Stock or (f) any Indebtedness that is incurred in violation of the restrictions described in Section 4.9 hereof; provided that Indebtedness will be Senior Debt if the holders of such Senior Debt shall have received a written certificate from an officer of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of up to $50.0 million of revolving credit Indebtedness available to be borrowed under any Senior Credit Facilities after the date of the initial borrowing thereunder, that the incurrence of such entire committed amount would not) violate this Indenture.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in a Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in receivables or equipment loan securitization transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee on an unsecured senior subordinated basis by a Domestic Subsidiary of all obligations of the Issuers’ under the Indenture and the Notes.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Issuers.

“Systems LLC” means Alliance Laundry Systems LLC, a Delaware limited liability company, or any limited liability company as successor thereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

“Transaction Costs” means all fees, costs and expenses incurred by the Parent and Systems LLC and its Subsidiaries in connection with (i) the consummation of the Transactions and (ii) refinancing the Asset-Backed Entities.

“Transactions” means (i) the entry into this Indenture, the offer and issuance of the Notes and the provision of the Parent Guarantee by the Guarantor; (ii) the Acquisition; (iii) the Initial Mergers; (iv) the consummation of the tender offer and consent solicitation initiated by Alliance Laundry Systems LLC and Alliance Laundry Corporation on January 4, 2004 for all $110.0 million of their outstanding 9 5/8% senior subordinated notes due 2008; (v) the entry into the Senior Credit Facility and incurrence of Indebtedness thereunder on the Issue Date by the Issuers and the Parent; (vi) the repayment of the Parent’s indebtedness (as defined in the Unit Purchase Agreement) existing on or prior to the Issue Date; and (vii) all other transactions relating to any of the foregoing.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent global Note in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means each of the Asset-Backed Entities and any Securitization Entity formed after the Issue Date. In addition, “Unrestricted Subsidiary” means (i) any Subsidiary (other than ALC) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.7 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.9 hereof, the Company shall be in default of such provision).

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if: (i) such Indebtedness is permitted under Section 4.9 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (ii) such Subsidiary (if a Domestic Subsidiary) shall execute a Subsidiary Guarantee and deliver an Opinion of Counsel in accordance with the terms of this Indenture; and (iii) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

1.2	Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.2
“Authenticating Agent”	2.3
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.3
“DTC”	2.1
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Funding Guarantor”	11.4
“incur”	4.9
“Legal Defeasance”	8.2
“Offer Amount”	3.9
“Offer Period”	3.9
“Paying Agent”	2.3
“Payment Blockage Notice”	10.4
“Payment Default”	6.1
“Permitted Debt”	4.9
“Purchase Date”	3.9
“Redemption Date”	3.7
“Registrar”	2.3
“Restricted Payments”	4.7

Term	Defined in Section
“Successor Guarantor”	5.2

1.3	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“Obligor” on the indenture securities means the Issuers, the Guarantors and any successor obligor upon the indenture securities.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

1.4	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision; and

(7) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

1.5	One Class of Notes.

The Initial Notes and any Additional Notes (and any related Exchange Notes) shall vote and consent together on all matters as one class and none of the Initial Notes or any Additional Notes (and any related Exchange Notes) shall have the right to vote or consent as a separate class on any matter.

ARTICLE II

THE NOTES

2.1	Form and Dating.

(a)	General.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)	Global Notes.

Notes issued in global form shall be substantially in the form of Exhibit A; provided that only Global Notes shall have the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Each Global Note shall be deposited with the Note Custodian and registered in the name of the Depositary or the nominee of the Depositary and shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.6 hereof. The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Trustee shall initially act as Note Custodian with respect to the Global Notes in accordance with its agreement with DTC.

Notes initially offered and sold to QIBs in reliance on Rule 144A shall be issued in the form of one or more Rule 144A Global Notes.

(c)	Temporary Global Notes

Notes initially offered and sold outside the United States in reliance on Regulation S shall be initially issued in the form of one or more Regulation S Temporary Global Notes, which shall be deposited with the Note Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, and duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of (i) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.6(a)(ii) hereof), and (ii) an

Officers’ Certificate from the Company. Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for an equal amount of beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)	Euroclear Clearstream Procedures Applicable.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

2.2	Execution and Authentication.

The Trustee shall, upon a written order of each of the Issuers signed by two Officers of each Issuer (an “Authentication Order”), authenticate (i) on the Issue Date, the Initial Notes in aggregate principal amount of $150,000,000, (ii) subject to the provisions of Section 2.14, at any time and from time to time thereafter, Additional Notes in an aggregate principal amount specified in such authentication order and (iii) subject to the provisions of Section 2.6(f), Exchange Notes issued in exchange for a like principal amount of Initial Notes or Additional Notes tendered pursuant to an Exchange Offer. Such authentication order shall specify (i) the amount of the Notes to be authenticated, (ii) the date on which the Notes are to be authenticated, (iii) whether the Notes are to be Initial Notes, Exchange Notes or Additional Notes and (iv) whether such Notes shall bear the Global Note Legend, the Regulation S Temporary Global Note Legend and/or the Private Placement Legend. Furthermore, Notes may be authenticated and delivered upon registration or transfer, or in lieu of, other Notes pursuant to Section 2.6, 2.7, 2.10 or 9.6 or in connection with a Change of Control Offer pursuant to Section 4.15.

The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.7 hereof.

An Officer of each Issuer shall sign the Notes by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid. A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that the Note has been duly and validly authenticated and issued under this Indenture.

The Trustee may (at the expense of the Issuers) appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Issuers to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers and has the same protections under Article 7 herein.

2.3	Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Issuers shall cause each of the Registrar and the Paying

Agent to maintain an office or agency in the Borough of Manhattan, The City of New York. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent.

2.4	Paying Agent to Hold Money in Trust.

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium or Additional Interest, if any, or interest on any Notes is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such amount when due. The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Interest, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than an Issuer or a Subsidiary) shall have no further liability for the money. If an Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust funds for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

2.5	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA §312(a).

2.6	Transfer and Exchange.

(a)	Transfer and Exchange of Global Notes.

A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if (i) the Issuers deliver to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary, (ii) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(c)(3)(ii)(B) under the Securities Act. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (f) hereof.

(b)	Transfer and Exchange of Beneficial Interests in the Global Notes.

The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Temporary Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser or a “distributor” (as defined in Rule 902(d) of Regulation S)). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) if permitted under Section 2.6 hereof (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities

Act. Upon consummation of an Exchange Offer by the Issuers and the Parent in accordance with Section 2.6(f) hereof, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon notification from the Registrar that all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with a Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal or is deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by a Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer, as defined in a Registration Rights Agreement, pursuant to an Exchange Offer Registration Statement in accordance with such Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuers so request or the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c)	Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. Subject to Section 2.6 hereof, if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(h) hereof, and the Issuers shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall (at the expense of the Issuers) deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Notwithstanding Sections 2.6(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.6(a) hereof, a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with a Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal or is deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by a Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with a Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.6(c)(iii), the Issuers shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount, and the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Note to be reduced in a corresponding amount pursuant to Section 2.6(h) hereof.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.6(a) hereof, if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.6(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.6(h) hereof, and the Issuers shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and (at the expense of the Issuers) deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall (at the expense of the Issuers) deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Private Placement Legend.

(d)	Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the appropriate Restricted Global Note pursuant to Section 2.6(h) hereof.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with a Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with a Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a written request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

If any such exchange or transfer from a Definitive Note to a beneficial interest in an Unrestricted Global Note is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue, and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)	Transfer and Exchange of Definitive Notes for Definitive Notes.

Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by such Holder’s attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with a Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;

(C) any such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with a Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of Section 2.6(e)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Issuers shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)	Exchange Offer.

Upon the occurrence of an Exchange Offer in accordance with a Registration Rights Agreement, the Issuers shall issue, and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the applicable Restricted Global Notes tendered for acceptance by Persons that make any and all certifications in the applicable Letters of Transmittal or are deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by such Registration Rights Agreement and accepted for exchange in the Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance by Persons who made the foregoing certifications and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers shall execute and the Trustee shall authenticate and (at the expense of the Issuers) deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g)	Legends.

The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING ITS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF

ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A INSIDE THE UNITED STATES, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE ISSUERS, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THE NOTE IS COMPLETED AND DELIVERED BY THIS TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.6, and any Additional Notes issued pursuant to a registration statement that has been declared effective under the Securities Act, shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY ANY SUCH NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR NOMINEE OF A SUCCESSOR DEPOSITARY, OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. TRANSFERS OF THE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO., OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.”

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS

REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(h)	Cancellation and/or Adjustment of Global Notes.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)	General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 hereof or upon receipt of a written request of the Registrar.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 3.9, 4.10, 4.15 and 9.5 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the

Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (c) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

2.7	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue, and, upon receipt of an Authentication Order, the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.7 is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

2.8	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by the Issuers or a Subsidiary of the Issuers shall not be deemed to be outstanding for purposes of Section 3.7(b) hereof.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, on a redemption date or other maturity date, money sufficient to pay all principal, premium and Additional Interest, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

2.9	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor or by any Affiliate of the Issuers or any Guarantor shall be deemed not to be outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

2.10	Temporary Notes.

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.

Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

2.11	Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, and no one else, shall cancel and destroy all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation in accordance with customary practices (subject to the record retention requirement of the Exchange Act) and, upon request, deliver a certificate of such destruction to the Issuers unless the Issuers direct the Trustee to deliver canceled Notes to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

2.12	Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent Special Record Date (as defined below), in each case at the rate provided in the Notes and in Section 4.1 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note, the proposed record date of the proposed payment (the “Special Record Date”) and the date of the proposed payment (the “Special Payment Date”). The Issuers shall fix or cause to be fixed each such Special Record Date and Special Payment Date, provided that no such Special Record Date shall be less than 10 days prior to the related Special Payment

Date for such defaulted interest. At least 15 days before the Special Record Date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the Special Record Date, the related Special Payment Date and the amount of such interest to be paid.

2.13	CUSIP or Other Similar Numbers.

The Issuers in issuing the Notes may use “CUSIP,” “ISIN” or other similar numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or other similar numbers in notices of redemption or offers to purchase as a convenience to Holders, provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or offer to purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or offer to purchase shall not be affected by any defect in or omission of such numbers.

In the event that the Issuers shall issue and the Trustee shall authenticate any Additional Notes pursuant to this Indenture, the Issuers shall use their best efforts to obtain the same CUSIP number for such Additional Notes as is printed on the Notes outstanding at such time; provided, however, that if any series of Additional Notes is determined, pursuant to an Opinion of Counsel, to be a different class of security than the Notes outstanding at such time for federal income tax purposes, the Issuers may obtain a CUSIP number for such series of Additional Notes that is different from the CUSIP number printed on the Notes then outstanding.

2.14	Issuance of Additional Notes.

The Issuers shall be entitled, subject to their compliance with Section 4.9, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date or the Exchange Notes, other than with respect to the date of issuance and issue price, first payment of interest and rights under a related Registration Rights Agreement, if any.

With respect to any Additional Notes, each Issuer shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount at maturity of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date and the CUSIP number and corresponding ISIN of such Additional Notes; and

(c) whether such Additional Notes shall be transfer restricted notes or shall be issued in the form of Exchange Notes.

2.15	Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE III

REDEMPTION AND PREPAYMENT

3.1	Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, they shall furnish the notice to the Depositary and furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price (expressed as a percentage of principal amount).

3.2	Selection of Notes to be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed in part.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

3.3	Notice of Redemption.

Subject to the provisions of Section 3.9 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

3.4	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

3.5	Deposit of Redemption Price.

One Business Day prior to the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date and no additional interest or Additional Interest, if any, will be payable to the Holder whose Note was redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1 hereof.

3.6	Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue, and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

3.7	Optional Redemption.

(a) Except as set forth in clause (b) of this Section 3.7, the Issuers shall not have the option to redeem the Notes pursuant to this Section 3.7 prior to January 15, 2009. Thereafter, the Issuers shall have the option to redeem the Notes at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Redemption Price
2009	104.250%
2010	102.125%
2011 and thereafter	100.000%

(b) Notwithstanding the provisions of clause (a) of this Section 3.7, at any time prior to January 15, 2008, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 108.500% of the principal amount thereof on the redemption date, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date, with the net cash proceeds of any Equity Offerings; provided that (1) at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after each occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and (2) each such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

(c) Any redemption pursuant to this Section 3.7 shall be made in accordance with the provisions of Section 3.1 through 3.6 hereof.

3.8	Mandatory Redemption.

The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

3.9	Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuers shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuers shall send, by first class mail, a written notice to the Trustee and to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.9 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Issuers, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuers shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.9. The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order from the Issuers shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE IV

COVENANTS

4.1	Payment of Notes.

The Issuers shall pay or cause to be paid the principal of or premium, if any, and interest and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal of or premium, if any, and interest and Additional Interest, if any, on the Notes then due. The Issuers shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in a Registration Rights Agreement.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

The Issuers shall make all interest, premium, if any, Additional Interest, if any, and principal payments by wire transfer of immediately available funds to any Holder who shall have given written directions to such effect and reasonably satisfactory on or prior to the applicable record date. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Payments in respect of Notes represented by a Global Note (including interest, premium, if any, Additional Interest, if any, and principal payments) shall be made by wire transfer of immediately available funds to the accounts specified by DTC.

4.2	Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3.

4.3	Reports.

Whether or not the Issuers are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuers shall furnish to the Holders of Notes by sending to the Registrar, within the time periods specified in the SEC’s rules and regulations:

(a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuers and their consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuers) and, with respect to the annual financial information only, a report thereon by the Issuers’ certified independent accountants; and

(b) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

For so long as the Parent is a Guarantor of the Notes, the Issuers may satisfy their obligations in this covenant with respect to financial information relating to the Issuers by furnishing financial information relating to the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent, on the one hand, and the information relating to the Issuers and their Restricted Subsidiaries on a stand-alone basis, on the other hand.

In addition, following the consummation of the Exchange Offer contemplated by a Registration Rights Agreement, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file a copy of all such information and reports referred to in clauses (a) and (b) above with the SEC, unless such filing is not permitted by the SEC, for public availability within the time periods specified in the SEC’s rules and regulations. In addition, the Issuers and the Guarantors will agree that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

4.4	Compliance Certificate.

(a) The Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuers and their Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such

Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.

(b) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, as soon as possible and in any event within 10 days after any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default.

4.5	Taxes.

The Issuers shall pay or discharge, and shall cause each of their Subsidiaries to pay or discharge, before the same shall become delinquent, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to pay or discharge the same would not have a material adverse effect on the ability of the Issuers to perform their obligations under the Notes or this Indenture.

4.6	Stay, Extension and Usury Laws.

Each of the Issuers and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each Guarantor (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

4.7	Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Issuers or any direct or indirect parent of the Company or other Affiliate of the Company (other than such Equity Interests owned by the Issuers or any Subsidiary Guarantor);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than Indebtedness to the Issuers or to a Subsidiary Guarantor) that is expressly subordinated to the Notes or any Guarantee, except a payment of interest or principal at Stated Maturity; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under Section 4.9 hereof; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (viii), (ix) and (x) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the fair market value of the Qualified Proceeds (determined in good faith by the Board of Directors of the Company as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be as determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (excluding any net proceeds from an Equity Offering or capital contribution to the extent used to redeem Notes in accordance with the optional redemption provisions of the Notes) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date the Restricted Payment occurs); plus

(iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(iv) any dividends (the fair market value of property other than cash shall be determined in good faith by the Board of Directors of the Company as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be as determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period; plus

(v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, (x) if as a result of such redesignation the Fixed Charge Coverage Ratio of the Company on a pro forma basis is lower than such ratio immediately prior thereto, then the lesser of (A) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and (y) otherwise, the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation; provided, further that any increase in the amount of Restricted Payments permitted to be incurred as a result of application of subparagraphs (iii), (iv) or (v) above related to returns of capital, dividends or redesignation of any Unrestricted Subsidiaries shall be reduced by the difference between (A) the fair market value of any equipment (as determined by sales by the Company of comparable equipment to unaffiliated third parties) transferred to such Unrestricted Subsidiary in reliance on subparagraph (xii) of Section 4.11 hereof and (B) the value received by the Company or any Restricted Subsidiary from such Unrestricted Subsidiary with respect to such equipment transfer.

The foregoing provisions shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Subsidiary Guarantor subordinated to the Notes or any Subsidiary Guarantee in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (ii) of the preceding paragraph;

(iii) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Subsidiary Guarantor subordinated to the Notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Holders of its Equity Interests on a pro rata basis;

(v) so long as no Default or Event of Default has occurred and is continuing, (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management agreement, stock option agreement or similar agreement or (B) distributions, loans, dividends or advances to any Parent Entity for the purpose of repurchasing or otherwise acquiring any Parent Entity’s Equity Interests, Equity Interests of the Company or any Restricted Subsidiary of the Company (including any options, warrants or other rights in respect thereof) held by any member of such entities’ management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $7.5 million in the aggregate since the Issue Date (and shall be increased by the amount of any net cash proceeds to the Company from (x) sales of Equity Interests of any Parent Entity to management employees subsequent to the Issue Date and (y) any “key-man” life insurance policies which are used to make such redemptions or repurchases);

(vi) payments to, or distributions, loans, dividends or advances to any Parent Entity for the purpose of, making payments to Holders of Equity Interests of the Company, any Parent Entity or any Restricted Subsidiary of the Company in lieu of issuance of fractional shares of such Equity Interests, not to exceed $100,000 in the aggregate;

(vii) payments, distributions, loans, dividends or advances to any Parent Entity in order to permit such Parent Entity to pay its required and ordinary operating expenses (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses) to the extent such operating expenses are incurred in the ordinary course of business and are not attributable to the ownership or operation of entities other than such Parent Entity, the Company and the Company’s Subsidiaries;

(viii) distributions to any Parent Entity to fund the required tax obligations of such Parent Entity or its members related to income generated by the Company and its Restricted Subsidiaries and taxable to such members;

(ix) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(x) any payments made in connection with the consummation of the Transactions;

(xi) so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) the Leverage Ratio for the Company on the date on which such dividend is paid would have been less than 5.0 to 1.0, determined on a pro forma basis, the payment of dividends on the Company’s common equity interests (or dividends, distributions or advances to a Parent Entity to allow a Parent Entity to pay dividends on such Parent Entity’s common equity interests) following the first Public Equity Offering after the Issue Date of, whichever is earlier, (i) in the case of the first public offering of the Company’s common equity interests, up to 6% per annum of the net cash proceeds received by the Company in such public offering or (ii) in the case of the first Public Equity Offering of a Parent Entity’s common equity interests, up to 6% per annum of the amount contributed by such Parent Entity to the Company from the net cash proceeds received by such Parent Entity in such public offering; and

(xii) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Issue Date.

In addition, any dividend which is declared but not paid shall not be included in the calculation of Restricted Payments under clause (c), and any dividend which is declared and paid shall be included only once in the calculation of Restricted Payments under clause (c).

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary (other than ALC) if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Company as evidenced by a certificate delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment under the first paragraph of this Section 4.7, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.7 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

4.8	Dividend and other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) agreements governing Existing Indebtedness as in effect on the Issue Date;

(b) the Senior Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the Issue Date;

(c) this Indenture, the Notes and the Subsidiary Guarantees;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(f) customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business;

(g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired;

(h) any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under this Indenture that restricts the sale of assets, distributions or loans by that Restricted Subsidiary pending its sale or other disposition;

(i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Board of Directors of the Company, no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j) secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.12 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(1) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m) any Purchase Money Note, or other Indebtedness or other contractual requirements of any Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(n) other Indebtedness of a ALC, a Subsidiary Guarantor or a Foreign Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described in Section 4.9 hereof; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness or preferred stock being incurred or issued (under the relevant circumstances); and

(o) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification. restatement, renewal, increase, supplement, refunding, replacement or refinancing.

4.9	Incurrence of Indebtedness and Issuance of Preferred Stock.

The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Issuers and the Subsidiary Guarantors shall not issue any Disqualified Stock and shall not permit any of their non-Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of preferred stock; provided, however, that either Issuer or any Subsidiary Guarantor may incur

Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The provisions of the first paragraph of this Section 4.9 shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company (and the guarantee thereof by the Subsidiary Guarantors) of Indebtedness and letters of credit under one or more Senior Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under all Senior Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (x) $250.0 million less the aggregate amount of all repayments as a result of Asset Sales of any term Indebtedness and all commitment reductions as a result of Asset Sales of any revolving indebtedness, in each case, under one or more Senior Credit Facilities pursuant to clause (1) of the second paragraph of Section 4.10 hereof and (y) the Company’s Borrowing Base;

(ii) the incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees to be issued in exchange therefor pursuant to a Registration Rights Agreement;

(iii) the incurrence by a Restricted Subsidiary that is a Foreign Subsidiary and is not a Subsidiary Guarantor in an amount at any one time outstanding that does not exceed (x) $3.0 million plus (y) the Borrowing Base of such Restricted Subsidiary; provided, that none of the Company or any other such Restricted Subsidiary shall be obligated, directly or indirectly, to pay principal, premium, interest or other amounts thereon or in respect thereof (including by way of net worth requirements, equity keepwells, etc.);

(iv) the incurrence by the Company and its Subsidiaries of other Indebtedness outstanding on the Issue Date for so long as such Indebtedness remains outstanding;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capitalized Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (x) $10.0 million and (y) 7.5% of Total Assets at the time of any incurrence thereof (which amount may, but need not, be incurred in whole or in part under any Senior Credit Facilities);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company

providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(viii) the incurrence by the Company or any of its Restricted Subsidiaries of obligations in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, completion or performance guarantees or standby letters of credit issued for the purpose of supporting such obligations and bank overdrafts (and letters of credit in respect thereof), in each case issued, or relating to liabilities incurred, in the ordinary course of business;

(ix) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph hereof or clauses (ii), (iv) and (v) of this paragraph or any Indebtedness issued to so refund, refinance or replace such Indebtedness;

(x) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof or (C) the designation of a Restricted Subsidiary which holds such Indebtedness as an Unrestricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (x);

(xi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business and not for speculative purposes used for fixing or hedging currency or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding; provided, however, that in the case of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risks with respect to Indebtedness, the notional principal amount of any such Hedging Obligation shall not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

(xii) (A) the guarantee by any Issuer or any of the Subsidiary Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant, and (B) Indebtedness of the Issuers or any Subsidiary Guarantor arising by reason of any Lien granted by or applicable to the Issuers or any Subsidiary Guarantor that was permitted to be incurred by another provision of this Section 4.9;

(xiii) the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xiii);

(xiv) the incurrence by the Company or any Restricted Subsidiary of Standard Securitization Undertakings and Limited Originator Recourse and the incurrence by any Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse

Debt with respect to the Company and its Restricted Subsidiaries (except for Standard Securitization Undertakings and Limited Originator Recourse); and

(xv) the incurrence by any Issuer or any Subsidiary Guarantor of additional Indebtedness and/or the issuance of Disqualified Stock in an aggregate principal amount or aggregate liquidation value, as applicable (or accreted value, as applicable) at any time outstanding, together with all other Indebtedness and Disqualified Stock incurred pursuant to this clause (xv) that is at the time outstanding, not to exceed $30.0 million.

No Restricted Subsidiary that is not a Subsidiary Guarantor may incur any Indebtedness if the proceeds are used to refinance Indebtedness of any Issuer.

For purposes of determining compliance with this Section 4.9:

(1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or later reclassify (in whole or in part) such item of Indebtedness in any manner that complies with this Section 4.9;

(2) accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same or less onerous terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued; and

(3) for the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this Section 4.9, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

4.10	Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale); and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, provided that the amount of:

(x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; provided that the Company or such Restricted Subsidiary is released from any further liability pursuant to a written agreement;

(y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 60 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received); and

(z) property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clause (2) of the next succeeding paragraph, shall be deemed, in each case, to be cash for purposes of this provision.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

(1) to repay, prepay, repurchase or otherwise retire Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a corresponding commitment reduction under such credit facility;

(2) to acquire a controlling interest in a Permitted Business, the making of a capital expenditure on an asset used or useful in a Permitted Business or the acquisition of other Additional Assets; or

(3) a combination of prepayment and investment permitted by the forgoing clauses (1) and (2).

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” No later than the 361st day after the Asset Sale (or, at the Issuers’ option, such earlier date), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an offer (an “Asset Sale Offer”) to all Holders of Notes and all Holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest (or its equivalent with respect to any such pari passu Indebtedness), if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Issuers to the Notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

4.11	Transactions With Affiliates.

The Company shall not, and shall not permit any of its Restricted Subsidiaries, to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of either Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a written opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ii) transactions exclusively between or among the Company and/or its Restricted Subsidiaries provided such transactions have not otherwise been prohibited by this Indenture;

(iii) transactions effected as part of a Qualified Securitization Transaction;

(iv) Restricted Payments and Permitted Investments that are permitted by the provisions of this Indenture;

(v) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, the Parent or any Subsidiary as determined in good faith by the Board of Directors of the Company or senior management;

(vi) the payment of consulting and advisory fees and related expenses to the Principals made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which are (a) reasonably related to the services performed and (b) approved by the Board of Directors of the Company and a majority of the disinterested members of the Board of Directors of the Company;

(vii) any agreement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not, taken as a whole, more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(viii) payments or loans to employees (other than executive officers and directors) or consultants which are approved by the Board of Directors of the Company in good faith;

(ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not otherwise more disadvantageous to the Holders of the Notes in any material respect than such agreement in existence on the Issue Date;

(x) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture which are fair to the Company or its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) in the case of foreign joint ventures, transfers of equipment for sale outside of North America in exchange for value not less than the Company’s cost of producing such equipment;

(xii) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

(xiii) issuances, sales and grants of Equity Interests (other than Disqualified Stock) to Affiliates of any Issuer; and

(xiv) the Transactions.

4.12	Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless:

(i) in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien; and

(ii) in the case of Liens securing Indebtedness that is equal in right of payment with the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

4.13	Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

ALC will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and obligor on the Notes (and activities incidental thereto (including the incurrence of obligations under other Indebtedness incurred by the Company)).

4.14	Corporate Existence.

Subject to Article 5 hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) their limited liability company or corporate existence, and the corporate, partnership, limited liability company or other existence of each of their Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuers and their Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of their Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

4.15	Offer to Repurchase upon Change of Control.

Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuers to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described in this Section 4.15 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within ten days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice.

The Issuers shall comply with the requirements of Rule 14e-1 under-the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Prior to complying with the provisions of this Section 4.15, but in any event within 90 days following a Change of Control, the Issuers shall either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 4.15. The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid on the Change of Control Payment Date to the Holder in whose name a Note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

4.16	No Senior Subordinated Debt.

(i) The Issuers shall not, directly or indirectly, incur any Indebtedness that is expressly subordinate in right of payment to any Senior Debt of the Issuers and expressly senior in any respect in right of payment to the Notes; and

(ii) no Subsidiary Guarantor shall incur any Indebtedness that is subordinate in right of payment to its Senior Debt and senior in any respect in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee.

Notwithstanding the foregoing, Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate to Indebtedness that is so guaranteed merely because it is not so guaranteed.

4.17	Limitation on Issuances of Guarantees of Indebtedness.

The Company shall not permit any Restricted Subsidiary that is not ALC or a Subsidiary Guarantor, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of any Issuer unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for the guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case the Subsidiary Guarantee may be subordinated to the guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

4.18	Payments for Consent.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE V

SUCCESSORS

5.1	Merger, Consolidation, or Sale of Assets.

Neither Issuer may, directly or indirectly, consolidate or merge with or into another Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(i) either: (a) such Issuer is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (x) a corporation in the case of ALC or (y) a corporation, partnership or limited liability company in the case of the Company, in each case, organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under any Registration Rights Agreement, the Notes and this Indenture pursuant to agreements in a form reasonably satisfactory to the Trustee;

(iii) immediately prior thereto and immediately after such transaction no Default or Event of Default exists; and

(iv) except in the case of (a) the Initial Mergers, (b) a merger of any Issuer with or into a Restricted Subsidiary of the Company or (c) a merger entered into solely for the purpose of reincorporating any Issuer in another jurisdiction to realize tax benefits, such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, (x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9 hereof or (y) have a Fixed Charge Coverage Ratio that would be equal to or greater than such ratio for the Company immediately prior to such transaction.

Notwithstanding the foregoing, the Company is permitted to reorganize as a corporation in accordance with the procedures established in this Indenture, provided that the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that such reorganization is not adverse to Holders of the Notes (it being recognized that such reorganization shall not be deemed adverse to the Holders of the Notes solely because (i) of the accrual of deferred tax liabilities resulting from such organization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

Notwithstanding the foregoing, the Company and ALC are permitted to engage in the Initial Mergers on the Issue Date.

5.2	Successor Corporation Substituted.

(a) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of either Issuer in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which either Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or “ALC,” as the case may be, shall refer instead to the successor entity and not to the Company or ALC, as the case may be), and may exercise every right and power of such Issuer under this Indenture with the same effect as if such successor Person had been named as such Issuer herein; provided, however, that such Issuer shall not be relieved from the obligation to pay the principal of and interest and other obligations on the Notes except in the case of a sale of all of such Issuer’s assets that meets the requirements of Section 5.1 hereof.

(b) Each Subsidiary Guarantor, if any, shall not, and the Issuers will not permit a Subsidiary Guarantor to, consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving entity) another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor or either Issuer) assumes all of the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, any Registration Rights Agreement and this Indenture pursuant to agreements, in form reasonably satisfactory to the Trustee, and (ii) if such merger or consolidation is with a Person other than either Issuer or a Restricted Subsidiary, (x) immediately after such transaction, no Default or Event of Default exists and (y)(i) the Company will, at the time of such transaction after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.9 hereof or (ii) the Fixed Charge Coverage Ratio for the Company, such Subsidiary Guarantor or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) would be equal to or greater than such ratio for the Company immediately prior to such transaction.

ARTICLE VI

EVENTS OF DEFAULT

6.1	Events of Default.

Each of the following constitutes an “Event of Default”:

(a) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes (whether or not prohibited by the subordination provisions of Article X hereof);

(b) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of Article X hereof);

(c) failure by the Issuers or any of their Restricted Subsidiaries to comply with the provisions of Sections 4.15 or 5.1 hereof;

(d) failure by the Issuers or any of their Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes to comply with the provisions described in Sections 4.7, 4.9 or 4.10;

(e) failure by the Issuers or any of their Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Indenture or the Notes;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Subsidiaries (other than a Securitization Entity) (or the payment of which is guaranteed by the Company or any of its Subsidiaries (other than a Securitization Entity)) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(g) the Issuers or any of their Subsidiaries (other than a Securitization Entity) fail to pay a final judgment or final judgments for the payment of money which are entered by a court or courts of competent jurisdiction against the Issuers or any of their Subsidiaries (other than a Securitization Entity) and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10 million (excluding amounts covered by insurance);

(h) the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity) pursuant to or within the meaning of Bankruptcy Law: (i) commence a voluntary case, (ii) consent to the entry of an order for relief against them in an involuntary case, (iii) consent to the appointment of a Custodian of them or for all or substantially all of their property, (iv) make a general assignment for the benefit of their creditors, or (v) generally are not paying their debts as they become due;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity) in an involuntary case; (ii) appoints a Custodian of the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity) or for all or substantially all of the property of the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity); or (iii) orders the liquidation of the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity); and the order or decree remains unstayed and in effect for 60 consecutive days; or

(j) except as permitted by this Indenture, (i) the Parent Guarantee or any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or (ii) any Guarantor or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

6.2	Acceleration.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable (a) if there shall no longer be any Senior Credit Facilities that constitutes Senior Debt, immediately; or (b) if there shall be any Senior Credit Facilities that constitutes Senior Debt, upon the first to occur of (i) the declaration of an acceleration of Indebtedness outstanding under any such Senior Credit Facilities and (ii) the fifth Business Day after receipt by the Issuers and the agents or trustees acting on behalf of any such Senior Credit Facilities of such declaration given under this Indenture and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in this Indenture or the Notes to the contrary, will become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clauses (h) or (i) of Section 6.1 hereof occurs, with respect to the Issuers, any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

6.3	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee, in its sole discretion, may pursue any available remedy to collect the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

6.4	Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

6.5	Control By Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. The Trustee may take any other action consistent with this Indenture relating to any such direction.

6.6	Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security and indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

6.7	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.8	Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, fees, expenses, disbursements and advances of the Trustee, its agents and counsel.

6.9	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, fees, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, fees, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under or in connection with this Indenture. To the extent that the payment of any such compensation, fees, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under or in connection with this Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a perfected, first priority Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise, and such Lien in favor of a predecessor Trustee shall be senior to the Lien in favor of the current Trustee. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.10	Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order (subject to Article X):

First: to the Trustee (including any predecessor Trustee), its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all compensation, fees, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.11	For Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

7.1	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of opinions or certificates specifically required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) or (d) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered and, if requested, provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

7.2	Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the expense of the Issuers and shall incur no liability by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of each of the Issuers.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered and, if requested, provided to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) No permissive right of the Trustee to act hereunder shall be construed as a duty.

(h) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate, an Opinion of Counsel, or both.

(i) Except with respect to Section 4.1 hereof, the Trustee shall have no duty to inquire as to the performance of the Issuers’ covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge (including actual knowledge) of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.1(a) and 6.1(b) hereof or (ii) any Default or

Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

(j) The Trustee shall not be deemed to have notice or knowledge (including actual knowledge) of any matter unless a Responsible Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office of the Trustee and such notice references the Notes generally, the Issuers or this Indenture.

(k) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

7.3	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

7.4	Trustees Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, any Registration Rights Agreement or the Offering Memorandum; it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

7.5	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if the Trustee receives written notice thereof, the Trustee shall (at the expense of the Issuers) mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, Additional Interest, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

7.6	Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee shall (at the expense of the Issuers) mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

7.7	Compensation and Indemnity.

The Issuers and the Guarantors jointly and severally agree to pay to the Trustee from time to time compensation as agreed upon by the Trustee and the Issuers, and, in the absence of any such agreement, reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and the Guarantors shall reimburse the Trustee promptly upon request for all disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuers, the Guarantors or any Holder or any other person) or liability in connection with, relating to, or arising out of (i) the exercise or performance of any of its powers or duties hereunder, or in connection herewith, and (ii) the validity, invalidity, adequacy or inadequacy of this Indenture, the Guarantees, the Notes, a Registration Rights Agreement and the Offering Memorandum, except to the extent any such loss, liability or expense shall be determined to have been caused by to its own negligence or willful misconduct. The Trustee shall notify the Issuers and the Guarantors promptly of any claim for which it intends to seek indemnity. Failure by the Trustee to so notify the Issuers and the Guarantors shall not relieve the Issuers and the Guarantors of their obligations hereunder. The Issuers and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuers and the Guarantors shall pay the fees and expenses of such counsel. The Issuers and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers and the Guarantors to the Trustee under this Indenture shall survive the satisfaction and discharge of this Indenture and shall be secured by a Lien as provided in Section 6.9 hereof.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

7.8	Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may by a Board Resolution remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after receiving a written request by any Holder of a Note who has been a bona fide Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall, upon payment of its charges hereunder, promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

7.9	Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or Agent, as the case may be.

7.10	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that together with its direct parent, if any, or in the case of a corporation included in a bank holding company system, its related bank holding company, has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

7.11	Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

7.12	Other Capacities.

All references in this Indenture to the Trustee shall be deemed to refer to the Trustee in its capacity as Trustee and in its capacities as any Agent, to the extent acting in such capacities, and every provision of this Indenture relating to the conduct or affecting the liability or offering protection, immunity or indemnity to the Trustee shall be deemed to apply with the same force and effect to the Trustee acting in its capacities as any Agent.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

8.1	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes and the Guarantees upon compliance with the conditions set forth below in this Article 8.

8.2	Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and to have each Guarantor’s obligations discharged with respect to its Guarantee on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due, (b) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and (d) this Article 8. Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

8.3	Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuers and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.18 and 5.1 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3 hereof, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(d) through 6.1(f) hereof shall not constitute Events of Default.

8.4	Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of an election under Section 8.2 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of

Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.3 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Sections 6.1(h) or 6.1(i) hereof are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuers or any of their Subsidiaries are a party or by which the Issuers or any of their Restricted Subsidiaries are bound;

(f) the Issuers shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and assumptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) the Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

(h) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(i) the Trustee shall have received such other documents, assurances and Opinion of Counsel as the Trustee shall have reasonably required.

8.5	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as Paying Agent), to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers and the Guarantors jointly and severally agree to pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable

Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

8.6	Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, Additional Interest, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

8.7	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted by such court or governmental authority to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, Additional Interest, if any, or interest on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

9.1	Without Consent of Holders of Notes.

Notwithstanding Section 9.2 of this Indenture, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuers’ obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(d) to add additional guarantees with respect to the Notes, including any new Note Guarantees;

(e) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;

(f) to provide for the issuance of Additional Notes in accordance with the provisions set forth in this Indenture;

(g) to evidence and provide for the acceptance of an appointment of a successor trustee;

(h) to comply with requirements of the SEC;

(i) to evidence and provide for the release of the Company’s guarantee (if any) of ALC’s obligations under the Notes and this Indenture; or

(j) to effect or maintain the qualification of this Indenture under the TIA.

Upon the request of the Issuers accompanied by a resolution of their respective Board of Managers or Board of Directors, as the case may be, authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.2 hereof, the Trustee shall join with the Issuers in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

9.2	With Consent of Holders of Notes.

Except as provided in Section 9.1 hereof and as provided below in this Section 9.2, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including Sections 3.9, 4.10 and 4.15 hereof) and the Notes and the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.8 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.2.

Upon the request of the Issuers accompanied by a resolution of their respective Board of Directors, as the case may be, authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.2 hereof, the Trustee shall join with the Issuers in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under each of Section 9.1 and this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.4 and 6.7 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.2 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of (or premium on) or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions relating to the covenants described in Sections 4.10 and 4.15 hereof);

(c) reduce the rate of or change the time for payment of interest or Additional Interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Additional Interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in currency other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the rights of Holders of Notes to receive payments of principal of or premium on, if any, or interest or Additional Interest on such Holder’s Notes on or after the due dates thereof;

(g) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described in Sections 4.10 and 4.15);

(h) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change in the foregoing amendment and waiver provisions.

In addition, any amendment to the provisions of Article X of this Indenture will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes (to be evidenced by an Opinion of Counsel).

9.3	Compliance With Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

9.4	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

9.5	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

9.6	Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amendment or supplemental Indenture until the Board of Directors of the Company approves it in writing. In executing any amended or supplemental indenture, the Trustee shall be provided to it and (subject to Section 7.1 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X

SUBORDINATION

10.1	Agreement to Subordinate.

The Issuers agree, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full, in cash, of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

10.2	Certain Definitions.

Certain defined terms used in this Article 10 are defined in Article I hereof.

10.3	Liquidation; Dissolution; Bankruptcy.

Upon any distribution to creditors of the Issuers in a liquidation or dissolution of any Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Issuer or its property, an assignment for the benefit of creditors or any marshalling of such Issuer’s assets and liabilities, the Holders of Senior Debt shall be entitled to receive payment in full in cash of all

Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not such claim is allowed under applicable law) before Holders of the Notes shall be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of the Notes would be entitled shall be made to the Holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from any defeasance trust created pursuant to Section 8.1 hereof).

10.4	Default on Designated Senior Debt.

The Issuers also may not make any Senior Subordinated Note Payment or any deposit pursuant to provisions described under Section 8.1 hereof (except in Permitted Junior Securities or from the trust described under Section 8.1 hereof) if:

(i) a default in the payment of any principal of, premium, if any, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits Holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from a representative of the Holders of such Designated Senior Debt.

However, the Issuers may make payments with respect to the Notes if the Issuers and the Trustee receive written notice approving such payment from the representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding paragraph has occurred and is continuing. Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full in cash; and

(2) in case of a nonpayment default, upon the earlier of (a) the date on which such nonpayment default is cured or waived or has ceased to exist, (b) 179 days after the date on which the applicable Payment Blockage Notice is received or (c) the discharge or repayment in full in cash of such Designated Senior Debt, unless, in the case of (a) and (b) above, the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until (x) 360 days have elapsed since the commencement of the effectiveness of the immediately prior Payment Blockage Notice and (y) all scheduled payments of principal, premium, if any, and interest and Additional Interest, if any, on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

10.5	Acceleration of Notes.

Issuers shall promptly notify Holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default. The Issuers may not pay the Notes until five business days after such Holders of Designated Senior Debt receive notice of such acceleration and, after that five business day period, may pay the Notes only if the subordination provisions of this Indenture otherwise permit payment at that time.

10.6	When Distribution Must be Paid Over.

In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (excluding any payment or distribution of Permitted Junior Securities or from the trust described in Section 8.1) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by the subordination provisions in this Indenture, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and will be paid over and delivered, upon written request, to the Holders of Senior Debt or their proper representative.

With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or negligence of the Trustee.

10.7	Notice by Issuers.

The Issuers shall promptly notify in writing the Trustee and the Paying Agent of any facts known to the Issuers that would cause a payment of any Obligations with respect to the Notes to violate this Article 10, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this Article 10.

10.8	Subrogation.

After all Senior Debt is paid in full and until the Notes are paid in full, Holders of Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article 10 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Issuers and Holders, a payment by the Issuers on the Notes.

10.9	Relative Rights.

This Article 10 defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Indenture shall:

(1) impair, as between the Issuers and Holders of Notes, the obligation of the Issuers, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(2) affect the relative rights of Holders of Notes and creditors of the Issuers other than their rights in relation to holders of Senior Debt; or

(3) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.

If the Issuers fail because of this Article 10 to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

10.10	Subordination May Not be Impaired by Issuers or Guarantors.

No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes or the related Guarantees shall be impaired by any act or failure to act by the Issuers, any Guarantor, any other obligor on the Notes or any Holder or by the failure of the Issuers, any Guarantor or any Holder to comply with this Indenture.

10.11	Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Issuers referred to in this Article 10, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Issuers, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

10.12	Not to Prevent Events of Default or Limit Right to Accelerate.

The failure to make a payment in respect of the Notes, whether directly or pursuant to any Guarantee, by reason of any provision in this Article 10 shall not be construed as preventing the occurrence of a Default or Event of Default. Nothing in this Article 10 shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes or to make a claim for payment under any Guarantee.

10.13	Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 10. Only the Issuers or a Representative may give the notice. Nothing in this Article 10 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

10.14	Authorization to Effect Subordination.

Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.9 hereof at least 30 days before the expiration of the time to file such claim, the Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

10.15	Amendments.

The provisions of this Article 10 shall not be amended or modified without the written consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

10.16	Trustee’s Compensation Not Prejudiced.

Nothing in this Article 10 shall apply to amounts due to the Trustee pursuant to other sections in this Indenture.

10.17	Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets of the Issuers referred to in this Article X, the Trustee, subject to the provisions of Section 6.1, and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, Custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or the Holders of Notes, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Debt and other indebtedness of the Issuers, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

10.18	Trustee Not Fiduciary for Holders of Senior Debt.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Issuers or to any other person cash, property or securities to which any holders of Senior Debt shall be entitled by virtue of this Article or otherwise. With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations with respect to holders of Senior Debt shall be read into this Indenture against the Trustee.

ARTICLE XI

GUARANTEE

11.1	Unconditional Guarantee.

Each Guarantor hereby unconditionally, jointly and severally, guarantees to each Holder of a Note authenticated by the Trustee and to the Trustee and its successors and assigns that: the principal of, interest and Additional Interest, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and interest on any overdue interest on the Notes and all other obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; subject, however, to the limitations set forth in Section 11.3.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that the Parent Guarantee or the Guarantee, as the case may be, will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to an Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to an Issuer or any Guarantor, any amount paid by an Issuer or any Guarantor to the Trustee or such Holder, the Parent Guarantee and each Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purpose of the Parent Guarantee and each Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall become due and payable by each Guarantor for the purpose of the Parent Guarantee and each Guarantee.

11.2	Severability.

In case any provision of this Article 11 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.3	Limitation of Guarantor’s Liability.

Each Guarantor, and by its acceptance hereof each Holder and the Trustee, hereby confirms that it is the intention of all such parties that the Parent Guarantee and each Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code, as amended, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. Federal or state or other applicable law. To effectuate the foregoing intention, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under the Parent Guarantee and each Note Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor pursuant to Section 11.4, result in the obligations of such Guarantor not constituting such a fraudulent transfer or conveyance.

11.4	Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under the Parent Guarantee or a Note Guarantee, as the case may be, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount, based on the net assets of each Guarantor (including the Funding Guarantor), determined in accordance with GAAP, subject to Section 11.3, for all payments, damages and expenses incurred by such Funding Guarantor in discharging the Issuers’ obligations with respect to the Notes or any other Guarantor’s obligations under the Parent Guarantee or a Note Guarantee, as the case may be.

11.5	Subordination of Subrogation and Other Rights.

Each Guarantor hereby agrees that any claim against an Issuer that arises from the payment, performance or enforcement of such Guarantor’s obligations under its Guarantee or this Indenture, including, without limitation, any right of subrogation, shall be subject and subordinate to, and no payment with respect to any such claim of such Guarantor shall be made before, the payment in full in cash of all outstanding Notes in accordance with the provisions provided therefor in this Indenture.

11.6	Company Guarantee of ALC Obligations

The Company hereby guarantees, on a subordinated basis as set forth below, the payment and performance of ALC’s obligations to the Holders and the Trustee under this Indenture and under the Notes.

The Company hereby agrees, on a subordinated basis as set forth below, to reimburse ALC for any payment of any obligation under this Indenture or any payment made by ALC under the Notes.

Each of the Company and ALC and each Holder by accepting a Note agrees that (i) such guarantee and such reimbursement are subordinated in right of payment, to the same extent and in the same manner as provided in Article X with respect to other Indebtedness evidenced by the Notes, to the prompt payment in full, in cash, of all Senior Debt (as more fully set forth in Article X hereof) and (ii) any rights of the Company with respect to such guarantee and any rights of ALC with respect to such reimbursement are to be treated as claims against an Issuer that are subject to Section 11.5 hereof.

ARTICLE XII

SUBORDINATION OF GUARANTEE; SATISFACTION AND DISCHARGE

12.1	Guarantee Obligations Subordinated to Senior Debt.

The obligations of each Guarantor under its Guarantee shall be subordinated in right of payment to the obligations of such Guarantor under its Senior Debt in the same manner and to the same extent that the Notes are subordinated to Senior Debt of the Issuers.

12.2	Satisfaction and Discharge.

This Indenture shall be discharged and will cease to be of further effect as to all Notes and Guarantees issued hereunder, except as to surviving rights of registration of transfer or exchange of the Notes, when:

(a) either:

(i) all Notes that have been previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Issuers and is thereafter repaid to the Issuers or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been previously delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable at their maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest and Additional Interest, if any, on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

(b) the Issuers or any Guarantor has paid or caused to be paid all other sums payable by it under this Indenture;

(c) no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers or any Guarantor is bound; and

(d) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, each of the Issuer’s must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuers to the Trustee under Section 7.7 and, if money shall have been deposited with the Trustee pursuant to subclause (C) of Clause (ii) of this Section, the obligations of the Trustee under Section 12.3 shall survive such satisfaction and discharge.

12.3	Application of Trust Funds.

Subject to Section 12.4 hereof, all cash and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 12.2 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such cash and securities need not be segregated from other funds except to the extent required by law.

12.4	Repayment to Company.

Any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining will be repaid to the Issuers.

12.5	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 12.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.2 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 12.3 hereof; provided that, if the Issuers makes any payment of principal of, premium on, if any, or interest or Additional Interest, if any, on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

13.1	Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA which is required under the TIA to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

13.2	Notices.

Any notice or communication by the Issuers, the Guarantors or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address

If to the Issuers and/or any Guarantor:

Alliance Laundry Systems

Shepard Street

P.O. Box 990

Ripon, Wisconsin 54971

Facsimile No.: (920) 748-4334

Attention: Chief Financial Officer

With a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile No.: (212) 909-6836

Attention: Paul D. Brusiloff, Esq.

If to the Trustee:

The Bank of New York Trust Company, N.A.

2 N.LaSalle Street, Suite 1020

Chicago, IL 60602

Facsimile No.: (312) 827-8542

Attention: Corporate Trust Department

The Issuers, the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except for notices or communications to the Trustee, which shall be effective only upon actual receipt thereof.

If the Issuers mail a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

13.3	Communication by Holders of Notes With Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

13.4	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

13.5	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

13.6	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

13.7	No Personal Liability of Directors, Officers, Employees and Shareholders.

No past, present or future director, officer, employee, incorporator, stockholder or member of the Issuers or the Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability as part of the consideration for issuance of the Notes.

13.8	Governing Law.

THIS INDENTURE, THE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.9	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

13.10	Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor under this Indenture shall bind its successors.

13.11	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

13.12	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

13.13	Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

13.14	Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture, except as may otherwise be provided pursuant to this Indenture with respect to such Notes.

13.15	Legal Holidays.

In any case where any interest payment date, redemption date or maturity of any Note, or any date on which a Holder has the right to convert his Note, shall not be a Business Day at any place of payment, then (notwithstanding any other provision of this Indenture or of the Notes (other than a provision of any Note which specifically states that such provision shall apply in lieu of this Section)) payment of interest or principal (and premium, if any), or conversion of such Note need not be made at such place of payment on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date or redemption date, or at the maturity, or on such date for conversion, as the case may be and no Additional Interest shall accrue in respect of payment being made on that next succeeding Business Day.

[Signatures on following page]

SIGNATURES

Dated as of January 27, 2005

ALH FINANCE LLC

By:	/s/ LEE L. SIENNA
Name: Lee L. Sienna
Title: Vice President

ALH FINANCE CORPORATION

By:	/s/ LEE L. SIENNA
Name: Lee L. Sienna
Title: Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ ROXANE ELLWANGER
Name: Roxane Ellwanger
Title: Assistant Vice President

EXHIBIT A

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP No.

ISIN No.

[Face of Note]

8½% Senior Subordinated Notes due 2013

No. _________	Principal amount at Maturity $ _____

[ALLIANCE LAUNDRY SYSTEMS LLC]1

[ALLIANCE LAUNDRY CORPORATION]

[Alliance Laundry Systems LLC], a Delaware limited liability company (the “Company”), and [Alliance Laundry Corporation], a Delaware corporation (“ALC” and, together with the Company, the “Issuers”) promise to pay to                         , or registered assigns, the principal sum of                          Dollars on                         , 2013 [or such greater or lesser amount as may be indicated on Schedule A hereto]2.

Interest Payment Dates: January 15 and July 15, commencing July 15, 2005.

Record Dates: January 1 and July 1.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	If this Note is issued prior to the Initial Mergers, replace [Alliance Laundry Systems LLC] with [ALH Finance LLC] and [Alliance Laundry Corporation] with [ALH Finance Corporation] in each place where such terms appear.

[2]	If this Note is a Global Note, include this provision.

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Dated:

[ALLIANCE LAUNDRY SYSTEMS LLC]

By:
Name:
Title:

[ALLIANCE LAUNDRY CORPORATION]

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the [Global] Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

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[FORM OF REVERSE OF NOTES]

8½% Senior Subordinated Notes due 2013

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. [Alliance Laundry Systems LLC], a Delaware limited liability company (the “Company”), and [Alliance Laundry Corporation]3, a Delaware corporation (“ALC” and, together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 8½% per annum and shall pay Additional Interest, if any. The Issuers shall pay interest and Additional Interest, if any, semi-annually in arrears on January 15 and July 15 of each such year, commencing July 15, 2005 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be the first July 15 or January 15 to occur after the date of issuance, unless such July 15 or January 15 occurs within one calendar month of such date of issuance, in which case the first Interest Payment Date shall be the second July 15 or January 15 to occur after the date of issuance. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuers shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons in whose name(s) this Note is registered at the close of business on the July 1 or January 1 next preceding the Interest Payment Date (each, a “Record Date”), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and Additional Interest, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that all payments of $1,000 or more principal, premium, if any, interest and Additional Interest, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Issuers at least ten business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, The Bank of New York Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Issuers issued the Notes under an Indenture, dated as of January 27, 2005 (the “Indenture”), among the Issuers and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as

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amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Issuers initially in the aggregate principal amount of $150,000,000.

(5) Subordination. The Notes are subordinated in right of payment, in the manner and to the extent set forth in the Indenture. Each Holder by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

(6) Guarantees. This Note is guaranteed by the Persons, if any, specified as Guarantors in the Indenture to the extent provided in the Indenture. The Guarantees are subordinated to the Senior Debt of the applicable Guarantor in the manner and to the extent provided in the Indenture. Each Holder by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

(7) Optional Redemption.

(a) Except as set forth in clause (b) of this Paragraph 7, the Issuers shall not have the option to redeem the Notes prior to January 15, 2009. Thereafter, the Issuers shall have the option to redeem the Notes, at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Redemption Price
2009	104.250%
2010	102.125%
2011 and thereafter	100.000%

If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the Note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Notes will be subject to redemption by the Issuers.

(b) Notwithstanding the provisions of clause (a) of this Paragraph 7, at any time prior to January 15, 2008, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 108.500% of the principal amount thereof on the redemption date, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date, with the net cash proceeds of any Equity Offerings by the Issuers; provided that (1) at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and (2) each such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

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(8) Mandatory Redemption.

Except as set forth in paragraph 9 below, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9) Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuers to make a Change of Control Offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(b) If the Issuers or a Restricted Subsidiary consummate any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers shall commence an Asset Sale Offer to all Holders of Notes and all holders of such other Indebtedness of the Issuers that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest (or its equivalent with respect to any such pari passu Indebtedness), if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Issuers to the Notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

(10) Notice of Redemption. Except as otherwise specified in the Indenture, notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed on the basis of the aggregate principal amount (or accreted value, as applicable) of Notes and other pari passu Indebtedness tendered. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

(11) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements

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and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(12) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(13) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; provide for uncertificated Notes in addition to or in place of certificated Notes; provide for the assumption of the Issuers’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets; add additional guarantees with respect to the Notes; make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture; evidence and provide for the acceptance of an appointment of a successor trustee; comply with requirements of the SEC; evidence and provide for the release of the Company’s guarantee (if any) of ALC’s obligations under the Notes and the Indenture; or to effect or maintain the qualification of the Indenture under the TIA.

(14) Events of Default.

Each of the following constitutes an “Event of Default”: (a) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes, whether or not such payment is prohibited by the provisions of Article X of the Indenture; (b) default in payment when due of the principal of or premium, if any, on the Notes, whether or not such payment is prohibited by the provisions of Article X of the Indenture; (c) the Issuers or any of their Restricted Subsidiaries fail to comply with any of the provisions of Sections 4.15 or 5.1 of the Indenture; (d) the Issuers or any of their Restricted Subsidiaries fail for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with the provisions of Sections 4.7, 4.9 or 4.10 of the Indenture; (e) the Issuers or any of their Restricted Subsidiaries fail to comply with any of its other agreements in the Indenture or the Notes for 60 days after written notice to the Issuers by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Subsidiaries (other than a Securitization Entity) (or the payment of which is guaranteed by the Company or any of its Subsidiaries (other than a Securitization Entity)), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or

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more; (g) the Issuers or any of their Subsidiaries fail to pay a final judgment or final judgments for the payment of money which are entered by a court or courts of competent jurisdiction against the Issuers or any of their Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10 million (excluding amounts covered by insurance); (h) the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity) pursuant to or within the meaning of Bankruptcy Law: (i) commence a voluntary case, (ii) consent to the entry of an order for relief against them in an involuntary case, (iii) consent to the appointment of a Custodian of them or for all or substantially all of their property, (iv) make a general assignment for the benefit of their creditors, or (v) generally are not paying their debts as they become due; (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity) in an involuntary case; (ii) appoints a Custodian of the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity) or for all or substantially all of the property of the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity); or (iii) orders the liquidation of the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity); and the order or decree remains unstayed and in effect for 60 consecutive days; or (j) except as permitted by the Indenture, (i) the Parent Guarantee or any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or (ii) any Guarantor or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default specified in clauses (h) or (i) above occurs with respect to the Issuers, any Subsidiary of the Company that constitutes a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity), all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may in writing direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(15) Trustee Dealings with Issuers. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

(16) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or member of the Issuers or the Guarantors, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or for any claim based on,

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in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability as part of the consideration for issuance of the Notes.

(17) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.

(18) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) Registration Rights Agreement. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in a Registration Rights Agreement dated as of [                      , 2         ] between the Issuers and the Initial Purchasers.

(20) CUSIP, ISIN or Other Similar Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP, ISIN or other similar numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(21) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

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ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                             agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	_______________________	Your Name:

(Print your name exactly as it appears on the face of this Note)

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐ Section 4.10 ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:	___________________	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

(*Participant in a Recognized Signature Guarantee Medallion Program)

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE4

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[4]	If this Note is a Global Note, include this schedule.

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EXHIBIT B - FORM OF CERTIFICATE OF TRANSFER

Alliance Laundry Systems

Shepard Street

P.O. Box 990

Ripon, Wisconsin 54971

Attention: Chief Financial Officer

The Bank of New York Trust Company, N.A.

2 N.LaSalle Street, Suite 1020

Chicago, IL 60602

Attention: Corporate Trust Department

Re:	8½% Senior Subordinated Notes due 2013

Reference is hereby made to the Indenture, dated as of January 27, 2005 (the “Indenture”), among ALH Finance LLC and ALH Finance Corporation, as issuers (the “Issuers”), and The Bank of New York Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $             in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S TEMPORARY GLOBAL NOTE, THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note, the Temporary Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN IAI GLOBAL NOTE, AN AI DEFINITIVE NOTE OR A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

or

(d) ☐ such Transfer is being effected to an Accredited Investor or an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the AI Definitive Note and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:                     ,

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ an AI Definitive Note; or

(c)	☐ a Restricted Definitive Note; or

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ an AI Definitive Note; or

(c)	☐ a Restricted Definitive Note; or

(d)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C - FORM OF CERTIFICATE OF EXCHANGE

Alliance Laundry Systems

Shepard Street

P.O. Box 990

Ripon, Wisconsin 54971

Attention: Chief Financial Officer

The Bank of New York Trust Company, N.A.

2 N.LaSalle Street, Suite 1020

Chicago, IL 60602

Attention: Corporate Trust Department

Re:	8½% Senior Subordinated Notes due 2013

(CUSIP                                     )

Reference is hereby made to the Indenture, dated as of January 27, 2005 (the “Indenture”), among ALH Finance LLC and ALH Finance Corporation, as issuers (the “Issuers”) and The Bank of New York Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note, Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:                     ,

EXHIBIT D - FORM OF SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of January 27, 2005, among Alliance Laundry Systems LLC (“Systems LLC”), successor by merger to ALH Finance LLC (“Finance LLC”), Alliance Laundry Corporation (“Laundry Corporation” and, together with Systems LLC, the “Successor Issuers”), successor by merger to ALH Finance Corporation (“Finance Corporation” and, together with Finance LLC, the “Initial Issuers”), Alliance Laundry Holdings LLC (the “Parent”) and The Bank of New York Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Initial Issuers and the Trustee entered into an Indenture, dated as of January 27, 2005 (the “Indenture”), pursuant to which the Initial Issuers have issued $150,000,000 in principal amount of their 8 ½% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, Section 9.1 of the Indenture provides that the Initial Issuers and the Trustee may amend or supplement the Indenture in order to provide for the assumption of the Initial Issuers’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the assets of the Initial Issuers, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and Bylaws (or comparable constituent documents) of the Successor Issuers, the Parent and the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Successor Issuers, the Parent and the Trustee, in accordance with its terms, have been duly done and performed;

NOW THEREFORE, to comply with the provisions of the Indenture, and in consideration of the foregoing, the Successor Issuers, the Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Parent and the Trustee.

ARTICLE 2

Section 2.01. In accordance with Section 5.02 of the Indenture, the Successor Issuers hereby agree to be bound by the terms, conditions and other provisions of, and assume all of the obligations under, the Indenture and the Notes with all attendant rights, duties and obligations stated therein, on a joint and several basis with the parties hereto and thereto, with the same force and effect as if originally named as the Issuers therein and as if such party executed the Indenture on the date thereof. The Successor Issuers represent and warrant that all of the conditions set forth in Section 5.01 of the Indenture are satisfied.

1

Section 2.02. The Parent hereby agrees to be bound, as a Guarantor of the Notes, by the terms, conditions and other provisions of the Indenture (including, without limitation, Article XI) with all attendant rights, duties and obligations stated therein, on a joint and several basis with the parties hereto and thereto, with the same force and effect as if originally named as the Parent therein and as if such party executed the Indenture on the date thereof.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02. All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.

Section 3.03. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.04. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.06. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this letter agreement.

Section 3.07. The recitals hereto are statements only of the Issuers and the Guarantor and shall not be considered statements of or attributable to the Trustee.

[Signature Page to Follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALLIANCE LAUNDRY SYSTEMS LLC,
as co-obligor

By:
Name:
Title:

ALLIANCE LAUNDRY CORPORATION,
as co-obligor

By:
Name:
Title:

ALLIANCE LAUNDRY HOLDINGS LLC,
as Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:
Name:
Title:

E-1